Exhibit (c) (5)

Project Carbon PRELIMINARY DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE OCTOBER 21, 2021 | CONFIDENTIAL | PRELIMINARY DRAFT

Financial Projections Comparison

July 2021 Projections vs. October 2021 Projections

As referenced in the preliminary discussion materials dated 9/9/2021, the budgeting process has been underway for the last several weeks. Below are preliminary updates to the ModusLink and IWCO financial projections made by the respective management teams. No updates have been made to the corporate level financial projections.

ModusLink

(dollars in millions)	July 2021 Projections					October 2021 Projections					Differentials				
	FY-21E	FY-22E	FY-23E	FY-24E	FY-25E	FY-21E	FY-22E	FY-23E	FY-24E	FY-25E	FY-21E	FY-22E	FY-23E	FY-24E	FY-25E
VAR	$117.0	$121.6	$123.5	$128.3	$133.3	$117.2	$121.0	$123.5	$128.3	$133.3	$0.2	($0.6)	--	--	--
Gross Profit	$47.4	$49.6	$49.4	$51.3	$53.3	$47.7	$46.9	$49.4	$51.3	$53.3	$0.3	($2.7)	--	--	--
% VAR	40.6%	40.8%	40.0%	40.0%	40.0%	40.7%	38.7%	40.0%	40.0%	40.0%	0.2%	-2.1%	0.0%	0.0%	0.0%
Adjusted EBITDA	$16.9	$17.7	$17.5	$19.4	$21.4	$17.5	$16.7	$17.5	$19.4	$21.4	$0.6	($1.0)	--	--	--
% VAR	14.5%	14.6%	14.2%	15.1%	16.1%	15.0%	13.8%	14.2%	15.1%	16.1%	0.5%	-0.7%	0.0%	0.0%	0.0%

- ***FY 2022 VAR decline of ~0.5% relative to prior FY 2022 forecast due to result of continued impact from global chip shortage on certain customer accounts, offset by (i) longer tail for certain legacy accounts and (ii) assumed uptick in new business wins***
- ***FY 2022 gross profit and adjusted EBITDA forecast lowered by ~5% - 6%, reflecting lower profitability of legacy accounts and new business (relative to core base business), partially offset by expected SG&A cost reductions***
- ***ModusLink management has not revised forecasts beyond 2022***

IWCO

(dollars in millions)	July 2021 Projections					October 2021 Projections					Differentials				
	FY-21E	FY-22E	FY-23E	FY-24E	FY-25E	FY-21E	FY-22E	FY-23E	FY-24E	FY-25E	FY-21E	FY-22E	FY-23E	FY-24E	FY-25E
Revenue	$389.8	$263.0	$279.4	$294.8	$309.5	$384.4	$287.9	$298.5	$313.8	$332.4	($5.4)	$24.9	$19.1	$19.0	$22.9
Gross Profit	$86.3	$54.5	$90.0	$93.9	$96.3	$81.2	$55.1	$91.9	$96.6	$100.8	($5.1)	$0.7	$1.9	$2.7	$4.6
Margin %	22.1%	20.7%	32.2%	31.9%	31.1%	21.1%	19.2%	30.8%	30.8%	30.3%	-1.0%	-1.6%	-1.4%	-1.1%	-0.8%
Adjusted EBITDA	$56.3	$23.0	$60.7	$64.0	$65.6	$51.0	$23.4	$64.3	$67.9	$71.2	($5.3)	$0.4	$3.6	$3.9	$5.5
Margin %	14.4%	8.7%	21.7%	21.7%	21.2%	13.3%	8.1%	21.5%	21.6%	21.4%	-1.2%	-0.6%	-0.2%	-0.1%	0.2%

- ***IWCO management has revised forecasts for the entire projection period***
- ***Final results for FY 2021 lower than preliminary figures provided due to accelerated customer attrition***
- ***FY 2022 to FY 2025 projections primarily reflect the impact of (i) revisions to customer / product package mix and (ii) adjustments to capex spend associated with the CIP***

Note: Financials shown above are based on the Company's fiscal year-end of July 31.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items.
E refers to Estimated; FY refers to Fiscal Year; VAR refers to Value-Added Revenue.
Source: ModusLink projections prepared by ModusLink management, in consultation with Steel Connect management; IWCO projections prepared by IWCO management, in consultation with Steel Connect management.

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

HOULIHAN LOKEY | 2

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW 0.0 5.0 10.0 15.0 20.0 25.0 30.0 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 Volume Price Initial Proposal Range [3] Revised Indication [4] Daily Volume (millions) Closing Stock Price ($) 1 - Year Unaffected 2 5 - Year Current 3 - Year Current Since Unaffected 2 Since 1/19/21 Average Daily Trading Volume 1 0.17mm 0.14mm 0.18mm 0.37mm 0.39mm Average Daily Trading Value 1 ($mm) $0.12 $0.24 $0.29 $0.77 $0.87 VWAP $0.65 $1.63 $1.55 $2.00 $2.17 High Closing Stock Price 1 $1.88 $2.67 $2.67 $2.67 $2.67 Low Closing Stock Price 1 $0.46 $0.46 $0.46 $0.68 $1.49 Stock Trading History (Last 5 Years) Steel Connect 1. Per Capital IQ. 2. Since 11/19/20, the last trading day prior to the date the Initial Proposal was publicly disclosed. 3. Reflects the per share value range implied by the Initial Proposal. 4. Reflects revised indication from Steel Partners on October 4, 2021. Source: Capital IQ , Bloomberg, public filings. Note: All information as of 10/19/21 close (except where otherwise specified) Initial Proposal Range : $0.65 – $0.72 3 Announcement of IWCO Acquisition (12/18/17): $2.19, up from closing stock price of $1.49 one day prior Announcement of Steel Partners Proposal: stock price closed at $0.68 following announcement, down slightly from $0.71 one day prior Elevated trading volumes were observed on January 19, 2021: stock price closed at $1.49, up from $1.09 one day prior; higher trading volumes were observed on Jan. 20 - 21, with stock price closing at $2.67 and $2.64 Revised Indication : $ 2.15 4 3

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW 0.0% 0.0% 13.5% 52.6% 16.7% 17.2% 0.0 0.0 0.3 1.3 0.4 0.4 $1.55- $1.70 $1.70- $1.85 $1.85- $2.00 $2.00- $2.15 $2.15- $2.30 $2.30- $2.45 7.0% 22.9% 26.7% 29.6% 6.8% 6.9% 0.4 1.4 1.6 1.7 0.4 0.4 $1.55- $1.70 $1.70- $1.85 $1.85- $2.00 $2.00- $2.15 $2.15- $2.30 $2.30- $2.45 0.1% 0.7% 7.8% 4.3% 1.1% 1.6% 14.6% 26.6% 19.1% 18.6% 5.6% 0.1 0.6 6.0 3.3 0.8 1.2 11.2 20.5 14.7 14.4 4.3 Below $0.65 $0.65- $0.72 $0.72- $0.90 $0.90- $1.15 $1.15- $1.40 $1.40- $1.65 $1.65- $1.90 $1.90- $2.15 $2.15- $2.40 $2.40- $2.65 $2.65- $2.90 Selected Historical Trading Activity Since Proposal Steel Connect Note: Based on the closing price in one - minute intervals as provided by Bloomberg and the amount of volume transacted during tha t intraday window. VWAP refers to Volume - Weighted Average Price. Source: Bloomberg as of 10/19/2021. Trading Activity Since Initial Proposal (11/19/2020) Initial Proposal Range $0.65 - $0.72 per share Volume = 0.6 million shares 0.7% of Total Volume VWAP Volume: 77.0 million VWAP: $2.00 Last Three Months Last One Month VWAP Volume: 5.9 million VWAP: $1.97 On January 20 - 21 , 2021 , elevated trading levels were observed with ~ 30 million shares trading at a VWAP of $ 2 . 47 . VWAP Volume: 2.4 million VWAP: $2.12 (shares in millions) (shares in millions) (shares in millions) Intraday High : $ 2 . 85 Intraday Low : $ 0 . 60 Intraday High : $ 2 . 45 Intraday Low : $ 1 . 60 Intraday High : $ 2 . 45 Intraday Low : $ 1 . 91 4

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Illustrative Premium Observations Implied Per Share Consideration Based on Illustrative Premium to Closing Share Price / VWAP Note: Reference to "Day" is based on trading days and reference to "Month" is based on calendar months. 1. Per Capital IQ. 2. Based on trading information per Bloomberg as of 10/19/21. ADTV refers to Average Daily Trading Volume. NA refers to Not Available. VWAP refers to Volume - Weighted Average Price. Source: Capital IQ, Bloomberg. Note: The sensitivities shown are intended to be for illustrative purposes only, and are not intended to be indicative of or pro vide any conclusions regarding valuation. 5 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 1-Day Closing 0.06 0.2% $2.04 $2.04 $2.14 $2.24 $2.35 $2.45 $2.55 $2.65 $2.75 5-Day VWAP 0.20 0.5% $2.24 $2.24 $2.36 $2.47 $2.58 $2.69 $2.81 $2.92 $3.03 10-Day VWAP 0.14 0.4% $2.21 $2.21 $2.32 $2.43 $2.54 $2.65 $2.76 $2.87 $2.98 20-Day VWAP 0.12 0.3% $2.13 $2.13 $2.24 $2.35 $2.45 $2.56 $2.67 $2.77 $2.88 30-Day VWAP 0.10 0.3% $2.09 $2.09 $2.20 $2.30 $2.41 $2.51 $2.62 $2.72 $2.83 3-Month VWAP 0.09 0.3% $1.97 $1.97 $2.06 $2.16 $2.26 $2.36 $2.46 $2.55 $2.65 6-Month VWAP 0.13 0.3% $2.01 $2.01 $2.11 $2.21 $2.31 $2.41 $2.51 $2.61 $2.71 Since Initial Proposal (11/19/20) VWAP 0.37 1.0% $2.00 $2.00 $2.10 $2.20 $2.30 $2.40 $2.50 $2.60 $2.70 12-Month VWAP 0.35 0.9% $1.96 $1.96 $2.06 $2.16 $2.25 $2.35 $2.45 $2.55 $2.64 52-week High Closing Price NA NA $2.67 $2.67 $2.80 $2.94 $3.07 $3.20 $3.34 $3.47 $3.60 52-week Low Closing Price NA NA $0.51 $0.51 $0.54 $0.57 $0.59 $0.62 $0.64 $0.67 $0.69 Illustrative Premium to Closing Share Price / VWAP Closing Share Price / VWAP [2] Average Daily Trading Volume (mm) [1] ADTV % of Public Float [1]

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Illustrative Premium Observations (cont.) Implied Premium (Discount) to Closing Share Price / VWAP Based on Illustrative Per Share Consideration Note: The sensitivities shown are intended to be for illustrative purposes only, and are not intended to be indicative of or pro vide any conclusions regarding valuation. 6 Note: Reference to "Day" is based on trading days and reference to "Month" is based on calendar months. 1. Per Capital IQ. 2. Based on trading information as of 10/19/21. ADTV refers to Average Daily Trading Volume. NA refers to Not Available. VWAP refers to Volume - Weighted Average Price. Source: Capital IQ, Bloomberg. $2.15 $2.20 $2.25 $2.30 $2.35 $2.40 $2.45 $2.50 1-Day Closing 0.06 0.2% $2.04 5.4% 7.8% 10.3% 12.7% 15.2% 17.6% 20.1% 22.5% 5-Day VWAP 0.20 0.5% $2.24 (4.2%) (2.0%) 0.3% 2.5% 4.7% 6.9% 9.2% 11.4% 10-Day VWAP 0.14 0.4% $2.21 (2.6%) (0.3%) 2.0% 4.2% 6.5% 8.8% 11.0% 13.3% 20-Day VWAP 0.12 0.3% $2.13 0.8% 3.1% 5.5% 7.8% 10.2% 12.5% 14.9% 17.2% 30-Day VWAP 0.10 0.3% $2.09 2.7% 5.0% 7.4% 9.8% 12.2% 14.6% 17.0% 19.4% 3-Month VWAP 0.09 0.3% $1.97 9.4% 12.0% 14.5% 17.0% 19.6% 22.1% 24.7% 27.2% 6-Month VWAP 0.13 0.3% $2.01 7.1% 9.6% 12.1% 14.6% 17.1% 19.5% 22.0% 24.5% Since Initial Proposal (11/19/20) VWAP 0.37 1.0% $2.00 7.3% 9.8% 12.3% 14.8% 17.3% 19.8% 22.3% 24.8% 12-Month VWAP 0.35 0.9% $1.96 9.7% 12.3% 14.8% 17.4% 20.0% 22.5% 25.1% 27.6% 52-week High Closing Price NA NA $2.67 (19.5%) (17.6%) (15.7%) (13.9%) (12.0%) (10.1%) (8.2%) (6.4%) 52-week Low Closing Price NA NA $0.51 318.3% 328.0% 337.7% 347.5% 357.2% 366.9% 376.7% 386.4% Average Daily Trading Volume (mm) [1] Closing Share Price / VWAP [2] Illustrative Per Share Consideration ADTV % of Public Float [1]

Appendix

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW $1.22 $1.27 $1.26 $1.24 $1.41 $2.15 $1.69 $2.57 $2.30 $2.97 Current Stock Price [1]: $2.00 Steel Partners Proposal Price [2]: $0.65 - $0.72 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 Selected Companies Analysis FY 2021E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x Selected Companies Analysis FY 2022E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x Selected Companies Analysis FY 2023E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x Selected Transactions Analysis FY 2021E Adjusted EBITDA ML: 4.0x - 6.0x IWCO: 5.0x - 7.0x Discounted Cash Flow Analysis ML Perpetual Growth Rate: 0.0% - 2.0% ML Discount Rate: 13.0% - 15.0% IWCO Perpetual Growth Rate: 0.0% - 2.0% IWCO Discount Rate: 11.0% - 13.0% Implied Equity Value Per Share Reference Range Preliminary Financial Analyses Summary – Steel Connect [Excerpt from Preliminary Discussion Materials Dated 9/9/2021] Implied Equity Value Per Share Reference Ranges Note: No particular weight was attributed to any analysis. 1. Based on closing stock price as of 9/2/21. 2. Steel Partners Proposal based on consideration in the form of cash and Steel Partners 6.0% Series A Preferred Units, impli ed by Steel Partners to be valued in a range of $0.65 to $0.72 per share. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for certain non - recurring it ems. E refers to Estimated. FY refers to Fiscal Year. Source: Steel Connect, IWCO, and ModusLink managements; Capital IQ; Bloomberg; public filings. Preliminary Illustrative Only NOL value reference ranges across Selected Companies and DCF approaches reflect implied per share values ranging between $0.57 and $0.81 for conservatism, and remain subject to continued review and diligence, which will likely have a downward impact on per share value reference ranges shown below – particularly in scenarios where IWCO does not have positive value 8

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of Steel Connect, Inc . (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company . This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith . Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials . The materials are for discussion purposes only . Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials . The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee . The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent . Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure . However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws . For this purpose, the tax treatment of a transaction is the purported or claimed U . S . income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U . S . income or franchise tax treatment of the transaction . If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent . Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters . Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee . The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials . Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter . The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required . The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party . The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company . Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee . In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party . The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates . The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description . Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor . Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques . Accordingly, the analyses contained in the materials must be considered as a whole . Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view . The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction . Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable . Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold . The materials do not constitute a valuation opinion or credit rating . The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise . Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party . In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law . Disclaimer 9

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable . The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material . 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